Exhibit 10

TRANSITION AGREEMENT AND RELEASE

THIS TRANSITION AGREEMENT AND RELEASE (the “Agreement”) is entered into on this 8th day of March 2004 (the “Effective Date”), by and between Michael J. Gausling (“Executive”) and OraSure Technologies, Inc., a Delaware corporation, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities directors, officers, executives, attorneys and agents, whether present or former, (the “Company”).

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer (“CEO”) pursuant to an Employment Agreement dated September 29, 2000 (“Employment Agreement”);

WHEREAS, Executive desires to retire from his employment with the Company and position with the Company’s Board of Directors (the “Board”);

WHEREAS, pursuant to the terms of the Employment Agreement, Company has provided Executive notice of Company’s intention not to renew the Employment Agreement;

WHEREAS, the parties desire to enter into this Agreement whereby Executive will assist in the transition of his job duties to a successor President and CEO;

WHEREAS, the parties desire to part on an amicable basis;

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Contract Termination. By mutual agreement of the parties the Employment Agreement is hereby terminated effective the date of this Agreement.

2. Executive’s Duties. Notwithstanding the termination of the Employment Agreement, Executive agrees to continue to devote his entire business skill, time and effort as President and CEO of the Company until December 31, 2004 (“Transition Period”) or until such time as the Board directs differently, but not later than December 31, 2004. Executive will continue to serve on the Board until December 31, 2004 unless the Board requests his earlier retirement. Executive agrees that, if so directed by the Board, he will retire from his position as President and CEO and from any and all positions held on the Board prior to December 31, 2004. At such time, Executive will be relieved of all specific job duties and will no longer have authority to act on behalf of the Company. However, the Company and Executive further agree that, should the Board direct his retirement prior to December 31, 2004, he will remain an employee of the Company but need not be present in the office on a daily basis. Executive will cooperate on an as-needed basis with any requests from the Board or from a successor President and/or CEO during the Transition Period to assist in the transition of responsibilities to his successor.

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3. Termination for Cause. The Company may terminate Executive’s employment under this Agreement at any time for cause. Only the following actions, failures, or events by or affecting Executive shall constitute “cause” for termination of Executive by the Company:

a. willful and continued failure by Executive to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Executive by the Chairman of the Board, which demand identifies with reasonable specificity the manner in which Executive has not substantially performed his duties, and Executive’s failure to comply with such demand within a reasonable time;

b. the engaging by Executive in gross misconduct or gross negligence materially injurious to the Company;

c. the commission of any act in direct competition with or materially detrimental to the best interests of the Company; or

d. Executive’s conviction of having committed a felony.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated by the Company for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board finding that, in the good faith opinion of the Board, the Company has cause for the termination of the employment of Executive as set forth in any of clauses (a) through (d) above and specifying the particulars thereof in reasonable detail.

4. Compensation During Transition Period. Provided that Executive complies with the terms of this Agreement, Executive will receive the following:

a. base salary through the Transition Period at its present level paid in accordance with the Company’s normal payroll process;

b. full executive benefits for Executive, his spouse and their dependents under the Company’s group health and other benefit arrangements at the current level and rates through the Transition Period;

c. year 2004 cash bonus payable, if at all, at the same time as bonus payments are made to the other bonus plan participants, which cash bonus shall be calculated pursuant to the terms of the 2004 Self-Funding Annual Bonus Plan, provided however, that the personal performance factor to be used in the Executive’s bonus calculation will not be less than personal performance factor used for the Executive in 2003; and

d. upon Executive’s execution of this Agreement, pursuant to the Company’s 2000 Stock Award Plan (“2000 Award Plan”), the Company will grant to Executive a non-qualified stock option to purchase 100,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value of such shares (defined as the average of the high and low sales prices as reported on the NASDAQ Stock Market) on the date of the grant (the “2004 Option”); which options shall vest in full on December 31, 2004 provided that (i)

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Executive does not exercise his right of revocation as set forth in paragraph 13 of this Agreement, and (ii) Executive has complied with this Agreement and has continuously been an employee of the Company from the date of this Agreement through December 31, 2004. Notwithstanding the generality of the foregoing sentence, the 2004 Option shall immediately lapse if the Executive’s employment with the Company ceases for any reason prior to December 31, 2004 other than due to a “change of control” (as defined in Section 6.4.3 of Executive’s terminated employment agreement, which is incorporated herein only for purposes of defining a “change of control”). Executive (or his personal representative) must exercise the 2004 Option, if ever, on or before December 31, 2009.

The Company’s obligations to provide the compensation stated above in subparagraphs 4(a) – 4(d) shall not be relieved or diminished by the death or disability of Executive during the Transition Period.

5. Stock Options. Options previously granted to Executive pursuant to the Incentive Stock Option Award dated December 15, 1999 are fully vested and the Incentive Stock Option Awards and Nonqualified Stock Option Awards dated December 13, 2000, January 31, 2003, and January 14, 2004, will continue to vest pursuant to the terms of each grant and the Company’s 2000 Award Plan for a period of ninety (90) days after Executive’s last date of employment with the Company. The foregoing option awards are referred to as the ‘Existing Option Awards.” Executive (or his personal representative) must exercise the Existing Option Awards within one year following his last date of employment with the Company, except for the Incentive Stock Option Award dated December 15, 1999 which must be exercised by December 15, 2004.

6. Salary Continuation Payments. Provided that Executive has complied with the terms of this Agreement, at the conclusion of the Transition Period, Executive agrees to sign and deliver to the Company a release in the form attached hereto as Exhibit A. In consideration for that release and the covenants in paragraph 8 of this Agreement, the Company will provide Executive with salary continuation payments for the period January 1, 2005 through December 31, 2005 (“Salary Continuation Period”) as set forth in subparagraphs (a) and (b), below. However, if Executive fails to comply with paragraphs 8 or 11.b of this Agreement during the Transition Period or Salary Continuation Period, the Company’s obligation to continue Executive’s salary continuation payments shall end on the date of non-compliance and Executive shall return to the Company all monies paid to him by the Company pursuant to this paragraph. The Company’s obligations to continue salary continuation payments shall not be relieved or diminished by the Executive’s death or disability prior to, or during, the Salary Continuation Period. Should the Company cease payments under this paragraph due to Executive’s failure to comply with paragraphs 8 or 11.b, all other rights or obligations of the parties under this Agreement shall remain in full force and effect.

a. The Company will continue to pay Executive’s base salary at its present rate during the Salary Continuation Period in an aggregate amount of $325,000. These payments will be made in four (4) equal amounts at the end of each fiscal quarter during 2005, subject to all local, state, and federal income tax withholding; provided, however, that if a

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“change of control” (as defined in Section 6.4.3 of Executive’s terminated Employment Agreement, which is referenced herein only for purposes of defining a “change of control”) of the Company occurs either (i) before September 29, 2004 or (ii) between September 30, 2004 and December 31, 2004 so long as the Company has not hired a successor President and CEO, the “Salary Continuation Period” shall be as follows: Executive shall continue to be paid base salary at the rate of $325,000, in the manner and at the times at which regular compensation was paid to Executive during the term of his employment, for a period of 36 months from the date of notice of the change of control, except that if Executive continues to work for the Company or any of its subsidiaries, then any amounts Executive receives as compensation following the event shall be credited against the amounts payable to Executive under this subparagraph. In no other respect shall the amount of any payment provided for in this subparagraph be reduced by any compensation or benefits earned by Executive as a result of employment after his termination.

b. Under COBRA, Executive is eligible for continuing coverage under the Company’s health benefit plan for a period of eighteen months from January 1, 2005. If Executive takes the necessary steps to elect COBRA continuation coverage, the Company will reimburse Executive for the cost of his COBRA premiums for the 12-month period ending December 31, 2005. Executive will be responsible for all local, state, and federal income tax withholding and payments for these amounts. For the remaining COBRA period, Executive will be responsible for paying the applicable COBRA premiums.

7. Release. In exchange for the payments referenced in paragraphs 2 and 4 of this Agreement and the other consideration set forth in this Agreement, Executive on behalf of himself, his spouse, dependents, heirs, executors, legal representatives and assignees hereby generally releases and discharges (collectively, the “Releasor”) the Company, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, directors, officers, executives, attorneys and agents, whether present or former (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Except as otherwise expressly provided in this Agreement, Executive’s Release specifically includes, but is not limited to:

a. any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, incentives, and bonuses;

b. any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

c. any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes:

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Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under the Company’s pension plans;

d. any and all claims under any federal, state or local statute or law;

e. any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

f. any and all claims for attorneys’ fees and costs;

g. any and all other claims for damages of any kind; and

h. any and all claims relating to or arising out of the Employment Agreement.

Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, or shall release the Company from, (i) any obligation of the Company under this Agreement; (ii) any accrued or vested benefit of the Executive pursuant to any executive benefit plan of the Company, (iii) any obligation of the Company under Existing Option Awards, or (iv) the Executive’s rights to indemnification and contribution related to his service as an officer or director of the Company under the Indemnification Agreement between the Company and the Executive, dated September 29, 2000, or pursuant to the Company’s Certificate of Incorporation or Bylaws.

8. Non-Competition. During the Transition and/or Salary Continuation Periods, Executive agrees that, unless he obtains written agreement from the Board of Directors, he will not:

a. recruit, solicit, or hire any Executive or employee of the Company;

b. induce or solicit any current of prospective customer, client, or supplier of the Company to cease being a customer, client or supplier or divert Company business away from any customer, client, or supplier of the Company;

c. own, manage, control, work for, or provide services to any entity which competes with the Company in the market for oral fluid or rapid point-of-care diagnostic testing in the United States.

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9. Directors’ and Officers’ Liability Insurance. To the extent the Company maintains liability insurance coverage for its directors and officers, the Company agrees to make reasonable best efforts to continue to maintain coverage for the Executive under such policy or policies through January 31, 2007, in accordance with its or their terms, to the maximum extent of the coverage provided under such policy or policies in effect for any other director or officer of the Company.

10. Cooperation Agreement. Executive agrees that, subject to prompt reimbursement by the Company of reasonable out-of-pocket costs and expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigation, or governmental proceeding) which relates to matters with which Executive was involved during the term of employment with the Company. The Company agrees to provide Executive with reasonable notice, as practicable, that it requires Executive’s assistance. Executive will render such cooperation in a timely manner and at such times and places as may be mutually agreeable to the parties. It is agreed that the Company will only require Executive to provide such cooperation at reasonable times and that such cooperation will not interfere with other employment or other business ventures that Executive may choose to undertake. Should such cooperation be required after December 31, 2005, the Company will pay Executive a per diem of Fifteen Hundred ($1,500.00) Dollars for each day or part thereof.

11. Return of Employer Property and Confidential Information.

a. On or prior to December 31, 2004, Executive will return to the Company in good working order all Company property within his possession, custody, and control. Such property includes, but is not limited to, keys, software, calculators, equipment, computers, credit cards, forms, files, documents, manuals, correspondence, business cards, personnel data, lists of or other information regarding customers, contacts and/or executives, contracts, agreements, leases, plans, financial data or documents, brochures, catalogues, training materials, computer tapes, and diskettes or other portable media.

b. Executive acknowledges that during his employment with the Company he had personal contact with and otherwise became aware of business data and other records that are confidential and proprietary to the Company or any of its present or former directors, officers, or executives. Executive further acknowledges that the confidential and proprietary information was entrusted to him as an executive of the Company. Executive affirms that he understands his obligation to keep confidential the business and proprietary information of the Company or any of its present or former directors, officers, or executives, including all confidential and proprietary information and agrees not to disclose it to, or allow it to become known by, any person who is not an executive of the Company or its affiliates, subsidiaries or agents. It is the parties’ understanding, agreement and expectation that this confidentiality provision shall apply to the fullest extent permissible by law.

12. Acknowledgment. Executive understands that his Release extends to all of the aforementioned claims and potential claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes

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an essential term of the Release. Executive further understands and acknowledges the significance and consequence of the Release and of each specific release and waiver, and expressly consents that the Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

13. Advice of Counsel; Revocation Period. Executive is hereby advised to seek the advice of counsel. Executive acknowledges that he has, in fact, sought the advice of counsel, and is acting of his own free will, that the Executive has been afforded a reasonable time to read and review the terms of this Agreement and the Release, and that the Executive is voluntarily entering into this Agreement and the Release with full knowledge of its provisions and effects. Executive intends that this Agreement and the Release shall not be subject to any claim for duress. Executive further acknowledges that the Executive has been given at least twenty-one (21) days within which to consider the Release and that if the Executive decides to execute this Agreement and the Release before the twenty-one day period has expired, the Executive does so voluntarily and waives the opportunity to use the full review period. Executive also acknowledges that he has seven (7) days following his execution of this Agreement and the Release to revoke acceptance of the Release of age discrimination claims, with the Release of age discrimination claims not becoming effective until the revocation period has expired. If Executive chooses to revoke his acceptance of the Release, he should provide written notice to:

Jonathan Kane, Esquire

Pepper Hamilton LLP

899 Cassatt Road

400 Berwyn Park

Berwyn, PA 19312

14. No Admissions. Neither the execution of this Agreement nor the terms hereof constitute an admission by the Company of liability to Executive.

15. No Disparagement. Executive agrees to refrain from making disparaging comments about the Company, and further agrees not to disrupt the Company’s business activities in any manner whatsoever, and not to take any action that might affect adversely the professional or business reputation of the Company. The Company agrees not to disparage the Executive.

16. Confidentiality. Except to the extent otherwise required by law, rule or regulation, the parties hereto will not disclose, in whole or in part, the existence, negotiation, or any of the terms of this Agreement. However, the parties may disclose the terms of this Agreement to their legal and financial advisors (and Executive may disclose the terms of this Agreement to his spouse), provided that the parties take all reasonable measures to assure that those individuals do not disclose the terms of this Agreement to a third party except as otherwise required by law.

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17. Miscellaneous.

a. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The Company shall cause any successor to all or substantially all of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. In the event of Executive’s death or disability during either the Transition or Salary Continuation Periods the Company shall make any payments due Executive in accordance with written instructions from Executive’s executor or personal representative.

b. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive:

Michael J. Gausling

1512 Colesville Road,

Bethlehem, PA 18015

with a copy to:

Tallman, Hudders & Sorrentino, P.C.

Attn: Matthew R. Sorrentino, Esq.

Suite 300, 1611 Pond Road

Allentown, PA 18104

If to Company:

OraSure Technologies, Inc.

Attn: Jack E. Jerrett. Esq.

220 E. First Street

Bethlehem, PA 18015

Fax: (610) 882-2275

with a copy to:

Pepper Hamilton LLP

899 Cassatt Road

400 Berwyn Park

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Berwyn, PA 19312

Attn: Jonathan Kane, Esquire

Fax: 610-640-7835

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

c. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Executive by the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

d. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

e. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

f. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

g. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

h. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county in Pennsylvania in which the Company maintains its principal place of business, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that Executive or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

i. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on the date first above written.

OraSure Technologies, Inc.

By:	/s/ Douglas G. Watson
Name:	Douglas G. Watson
Title:	Chairman of the Board

/s/ Michael J. Gausling
Michael J. Gausling

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EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into on this 31st day of December 2004, by and between Michael J. Gausling (“Executive”) and OraSure Technologies, Inc., a Delaware corporation, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities directors, officers, Executives, attorneys and agents, whether present or former (collectively the “Company”);

WHEREAS, Executive executed a Transition Agreement and Release (“Transition Agreement”), on March     , 2004 and agrees to continue to abide by the terms of the Transition Agreement;

WHEREAS, Executive agrees to execute this Separation Agreement and Release it relates to the Transition Agreement;

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Transition Agreement; and

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:

1. Consideration. In consideration for Executive’s agreement to abide by the promises and covenants set forth in the foregoing Transition Agreement, the Company agrees to abide by the promises and covenants set forth in the Transition Agreement. Executive acknowledges that the consideration set forth in the Transition Agreement constitutes consideration to which Executive would not otherwise be entitled.

2. Executive’s Release. In exchange for the salary continuation payments referenced in paragraph 6 of the Transition Agreement, Executive hereby generally releases and discharges the Company, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, directors, officers, executives, attorneys and agents, whether present or former (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Except as otherwise expressly provided in this Agreement, Executive’s release specifically includes, but is not limited to:

a. any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, separation pay, vacation pay, incentives, and bonuses;

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b. any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

c. any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under the Company’s pension plans;

d. any and all claims under any federal, state or local statute or law;

e. any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

f. any and all claims for attorneys’ fees and costs;

g. any and all other claims for damages of any kind; and

h. any and all claims relating to or arising out of the Employment Agreement.

Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, or shall release the Company from, (i) any obligation of the Company under this Agreement; (ii) any accrued or vested benefit of the Executive pursuant to any executive benefit plan of the Company, (iii) any obligation of the Company under the Existing Option Awards, or (iv) the Executive’s rights to indemnification and contribution related to his service as an officer or director of the Company under the Indemnification Agreement between the Company and the Executive, dated September 29, 2000, or pursuant to the Company’s Certificate of Incorporation or Bylaws.

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3. Acknowledgment. Executive understands that his release extends to all of the aforementioned claims and potential claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Executive further understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

4. Remedies. All remedies at law or in equity shall be available to the Company for the enforcement of this Agreement . This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Company in violation of this Agreement .

5. No Admissions. Neither the execution of this Agreement by the Company, nor the terms hereof, constitute an admission by the Company of liability to Executive.

6. Confidentiality. To the extent not otherwise made public by the Company, Executive shall not disclose or publicize the terms or fact of this Agreement, directly or indirectly, to any person or entity, except to Executive’s attorney, spouse, and to others as required by law. Executive is specifically prohibited from disclosing the facts or terms of this Agreement to any former or present executive of the Company except as required by law.

7. Entire Agreement This Agreement, together with the terms of the Transition Agreement, contain the entire agreement of the parties with respect to the subject matter hereof, supersede any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

9. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

10. Advice of Counsel; Revocation Period. Executive is hereby advised to seek the advice of counsel. Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that Executive is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Executive intends that this Agreement shall not be subject to any claim for duress. Executive further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement and that if Executive decides to execute this Agreement before the twenty-one day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period. Executive also acknowledges that he has seven (7) days following his execution of this Agreement to revoke acceptance of this Agreement, with the Agreement not becoming effective until the revocation period has expired. If Executive chooses to revoke his acceptance of this Agreement, he should provide written notice to:

Jonathan Kane, Esquire

Pepper Hamilton LLP

899 Cassatt Road

400 Berwyn Park

Berwyn, PA 19312

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11. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

12. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

13. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below.

OraSure Technologies, Inc.

By:
Name:
Title:

/s/ Michael J. Gausling
Michael J. Gausling

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